Report of Independent Registered Public Accounting
Firm
To the Trustees and Shareholders of Eaton Vance
Municipal Bond Fund II, Eaton Vance California
Municipal Bond Fund II, Eaton Vance Massachusetts
Municipal Bond Fund, Eaton Vance Michigan Municipal
Bond Fund, Eaton Vance New Jersey Municipal Bond
Fund, Eaton Vance New York Municipal Bond Fund II,
Eaton Vance Ohio Municipal Bond Fund, and Eaton
Vance Pennsylvania Municipal Bond Fund:

We have audited the accompanying statements of assets and liabilities of Eaton Vance Municipal Bond
Fund II, Eaton Vance California Municipal Bond Fund II,
Eaton Vance Massachusetts Municipal Bond Fund,
Eaton Vance Michigan Municipal Bond Fund, Eaton
Vance New Jersey Municipal Bond Fund, Eaton Vance
New York Municipal Bond Fund II, Eaton Vance Ohio
Municipal Bond Fund, and Eaton Vance Pennsylvania
Municipal Bond Fund (collectively, the "Funds"), including the portfolios of investments, as of September
30, 2014, and the related statements of operations for the year then ended, the statements of cash flows of Eaton Vance Municipal Bond Fund II, Eaton Vance
California Municipal Bond Fund II, and Eaton Vance New
York Municipal Bond Fund II for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Funds' management.

Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting.
Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of September 30, 2014, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial positions of Eaton Vance
Municipal Bond Fund II, Eaton Vance California Municipal
Bond Fund II, Eaton Vance Massachusetts Municipal
Bond Fund, Eaton Vance Michigan Municipal Bond
Fund, Eaton Vance New Jersey Municipal Bond Fund,
Eaton Vance New York Municipal Bond Fund II, Eaton
Vance Ohio Municipal Bond Fund, and Eaton Vance
Pennsylvania Municipal Bond Fund as of September 30,
2014, the results of their operations for the year then ended, the cash flows of Eaton Vance Municipal Bond
Fund II, Eaton Vance California Municipal Bond Fund II, and Eaton Vance New York Municipal Bond Fund II for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 17, 2014